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                                                                      EXHIBIT 99


DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 7:00 A.M.

           DUSA REPORTS THAT IT WILL BE REACQUIRING THE RIGHTS TO ITS
                       LEVULAN(R)PDT DERMATOLOGY PRODUCTS
                            FROM SCHERING AG, GERMANY

WILMINGTON, MASSACHUSETTS JUNE 7, 2002 DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) announced today that it has received from Schering AG, Germany, its marketing and development partner for Levulan(R) PDT in the field of dermatology, a notice of termination in accordance with the parties' marketing, development and supply agreement. As a result, DUSA(R) will be reacquiring all rights granted under the agreement by the end of the next twelve months. DUSA will work with Schering AG, Germany, and its US affiliate, Berlex Laboratories, Inc. (Berlex) to ensure a smooth transition of all responsibilities currently being handled by Schering AG, Germany, and Berlex. These include product marketing, reimbursement, inventory management and distribution, and regulatory compliance. DUSA will also re-assume full responsibility for ongoing new product development in dermatology. During the 12-month transition period, Berlex will continue to sell the Kerastick(R), although the parties will discuss the feasibility of an earlier transfer date.

In light of Schering's decision to terminate the licensing agreement, DUSA will be implementing alternative marketing plans and strategies, and continues to believe that Levulan PDT has significant potential in dermatology. DUSA is evaluating potential marketing strategies, including marketing the Levulan Kerastick itself.

Dr. Geoffrey Shulman, DUSA's President and CEO stated, "DUSA is approaching this as an opportunity to control our own future. In fact, with the addition of Levulan PDT marketing for dermatology, and the ongoing development of our own Kerastick(R) manufacturing facility, DUSA expects to become a vertically integrated pharmaceutical company, with a number of promising opportunities for success. Although disappointed that we are parting ways with Schering AG and Berlex, we wish them success in the future."

"Besides the currently approved product for the treatment of non-hyperkeratotic actinic keratoses (AKs) of the face or scalp, DUSA has other promising dermatology indications in development, including broad-area AKs, warts and onychomycosis. It is also completing two Phase I/II studies on Barrett's esophagus dysplasia, a large market opportunity with no currently approved medical therapy. In addition, DUSA has developed a strong core expertise in both pharmaceutical and device development, which we believe can be applied not only to our Levulan(R) PDT technology platform, but to the development of complementary products that may be acquired or licensed. DUSA is also in a strong financial position, with approximately $60 million in cash at the end of Q1-02."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.


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Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the reacquisition of rights during the next twelve months, implementation of alternative marketing plans and strategies, belief that Levulan PDT has significant potential, expectations for becoming a vertically integrated pharmaceutical company, belief regarding other promising dermatology indications and the application of core expertise. Such risks and uncertainties include, but are not limited to the ability to establish new marketing capabilities and to penetrate the market with its products, the results of clinical trials, reliance on third parties to manufacture Levulan (in compliance with FDA regulations), the regulatory approval process, the availability of funds to support its programs and for the acquisition or license of complementary products, none of which can be assured and other risks identified in the Company's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, PRESIDENT & CEO or SHARI LOVELL, DIRECTOR, SHAREHOLDER SERVICES Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com